Exhibit 4.2

LORILLARD TOBACCO COMPANY,

as Issuer

LORILLARD, INC.,

as Guarantor

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

Trustee

FIFTH SUPPLEMENTAL INDENTURE

Dated May 20, 2013

3.750% Senior Notes due 2023

Supplemental to Indenture dated June 23, 2009

THIS FIFTH SUPPLEMENTAL INDENTURE (the “Fifth Supplemental Indenture”) is made the 20th day of May, 2013, among LORILLARD TOBACCO COMPANY, a corporation duly incorporated and existing under the laws of Delaware and having its principal executive office at 714 Green Valley Road, Greensboro, North Carolina 27408 (the “Company”), LORILLARD, INC., a corporation duly incorporated and existing under the laws of Delaware and having its principal executive office at 714 Green Valley Road, Greensboro, North Carolina 27408 (the “Guarantor”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as Trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company entered into an Indenture, dated June 23, 2009 with the Trustee (the “Original Indenture,” and together with this Fifth Supplemental Indenture, referred to herein as the “Indenture”) (all capitalized terms used in this Fifth Supplemental Indenture and not otherwise defined herein have the meanings assigned to such terms in the Original Indenture), for the purposes of issuing its Securities, evidencing its senior unsecured indebtedness, unlimited as to principal amount, to bear such rates of interest, to mature at such time or times, to be issued in one or more series and to have such other provisions as authorized by or pursuant to the authority granted in one or more resolutions of the Board of Directors of the Company; and

WHEREAS, Section 901 of the Original Indenture provides that without the consent of the Holders of the Securities of any series issued under the Original Indenture, the Company, when authorized by a Board Resolution, and the Trustee may, in certain circumstances, enter into one or more indentures supplemental to the Original Indenture; and

WHEREAS, the Company proposes to issue a series of Securities designated as its 3.750% Senior Notes due 2023 (such 3.750% Senior Notes due 2023 being referred to herein as the “Notes”, the terms of which shall be set forth in and in the form of Exhibit A hereto, or determined in the manner provided in an Officers’ Certificate of the Company as provided in Section 301 of the Original Indenture and all references to Securities in the Original Indenture shall be deemed to refer also to the Notes unless the context otherwise provides) which such Notes shall be guaranteed by the Guarantor (the “Guarantee”) in the form of Exhibit B hereto; and

WHEREAS, the entry into this Fifth Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Original Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Fifth Supplemental Indenture and to make it a valid and binding obligation of the Company have been done or performed; and

NOW, THEREFORE, THIS FIFTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

Section 1. The Original Indenture is hereby amended solely with respect to the Notes as follows:

(A) Definitions. By amending Section 101 to insert the following definitions in their entirety in the appropriate alphabetical order as follows:

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of its Subsidiaries, taken as a whole, to any “person,” other than to Lorillard, Inc. or one of its Subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than the number of shares;

(3) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

(4) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or

(5) the adoption of a plan relating to the Company’s liquidation or dissolution (other than the Company’s liquidation into a newly formed holding company).

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii) (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both (1) a Change of Control and (2) a Ratings Event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of such Board of Directors on the Issue Date of the Notes or

(2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named a nominee for election as a director, without objection to such nomination).

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s; a rating equal to or higher than BBB- (or the equivalent) by S&P; and the equivalent investment grade credit rating from any Substitute Rating Agency or Rating Agencies selected by the Company.

“Issue Date” means May 20, 2013.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“person” has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a Substitute Rating Agency.

“Ratings Event” means the Notes cease to be rated Investment Grade by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” registered under Section 15E of the Exchange Act for the classes of credit ratings described in clauses (i) through (v) of Section 3(a)(62)(B) of the Exchange Act selected by us (as certified by our Chief Executive Officer, Chief Financial Officer or Treasurer) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

(B) Events of Default. By replacing Sections 501 and 502 of the Original Indenture as follows:

SECTION 501 Events of Default.

“Event of Default” wherever used herein with respect to the Notes means any one of the following events and such other events as may be established with respect to the Notes as contemplated by Section 301 (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in the payment of any installment of interest on the Notes when it becomes due and payable, and continuance of such default for a period of 30 days; or

(2) default in the payment of principal of, or premium, if any, on the Notes at Maturity; or

(3) default in the performance of, or breach of, any covenant or warranty of the Company in respect of the Notes contained in the Indenture, in this Fifth Supplemental Indenture or in the Notes (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this Section specifically dealt with) and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee for the Notes or to the Company and such Trustee by the Holders of at least 25% in principal amount of the Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(4) the Company shall commence any case or proceeding seeking to have an order for relief entered on its behalf as debtor or to adjudicate it as bankrupt or insolvent or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing; or the Company shall apply for a receiver, custodian or trustee (other than any trustee appointed as a mortgagee or secured party in connection with the issuance of indebtedness for borrowed money of the Company) of it or for all or a substantial part of its property; or the Company shall make a general assignment for the benefit of creditors; or the Company shall take any corporate action in furtherance of any of the foregoing; or

(5) an involuntary case or other proceeding shall be commenced against the Company with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or similar official of it or any substantial part of its property; and such case or other proceeding (A) results in the entry of an order for relief or a similar order against it or (B) shall continue unstayed and in effect for a period of 60 consecutive days; or

(6) the Guarantor shall commence any case or proceeding seeking to have an order for relief entered on its behalf as debtor or to adjudicate it as bankrupt or insolvent or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing; or the Guarantor shall apply for a receiver, custodian or trustee (other than any trustee appointed as a mortgagee or secured party in connection with the issuance of indebtedness for borrowed money of the Guarantor) of it or for all or a substantial part of its property; or the Guarantor shall make a general assignment for the benefit of creditors; or the Guarantor shall take any corporate action in furtherance of any of the foregoing; or

(7) an involuntary case or other proceeding shall be commenced against the Guarantor with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or similar official of it or any substantial part of its property; and such case or other proceeding (a) results in the entry of an order for relief or a similar order against it or (b) shall continue unstayed and in effect for a period of 60 consecutive days; or

(8) the guarantee of the Notes by the Guarantor is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect except as permitted by the Indenture and the Guarantee, or the Guarantor repudiates its obligations under such guarantee.

SECTION 502 Acceleration of Maturity; Rescission and Annulment.

If an Event of Default with respect to any particular series of Securities occurs and is continuing (other than an Event of Default described in Section 501(4) or 501(5)), then and in every such case either the Trustee for the Securities of such series or the Holders of not less than 25% in principal amount of the

Outstanding Securities of that series may declare the entire principal amount (or, in the case of (i) OID Securities, such lesser amount as may be provided for in the terms of that series or (ii) Indexed Securities, the amount determined in accordance with the specified terms of those Securities) of all the Securities of that series to be due and payable immediately, by a notice in writing to the Company (and to such Trustee if given by Holders), and upon any such declaration of acceleration such principal or such lesser amount, as the case may be, together with accrued interest and all other amounts owing hereunder, shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

If any Event of Default specified in Section 501(4), 501(5), 501(7) or 501(8) occurs with respect to the Company, all of the unpaid principal amount (or, if the Securities of any series then outstanding are (i) OID Securities, such lesser amount as may be provided for in the terms of that series or (ii) Indexed Securities, the amount determined in accordance with the specified terms of those Securities) and accrued interest on all Securities of each series then Outstanding shall ipso facto become and be immediately due and payable without any declaration or other act by the Trustee or any Holder.

Notwithstanding anything herein to the contrary, to the extent elected by the Company, the sole remedy for an Event of Default relating to the failure by the Company to comply with the obligation set forth in Section 704 will, for the first 120 days after the occurrence of such an Event of Default, consist exclusively of the right for Holders of each series of Securities to receive additional interest on the Securities of that particular series equal to 0.25% per annum of the principal amount of the Securities of such series. If the Company so elects, such additional interest will be payable in the same manner and on the same dates as the stated Interest Payment Dates on the Securities of that particular series. The additional interest will accrue on all outstanding Securities from and including the date on which such Event of Default first occurs to, but not including, the 120th day thereafter (or such earlier date on which such Event of Default shall have been cured or waived by Holders as provided in Section 513). On such 120th day after such Event of Default (if the Event of Default relating to such obligation is not cured or waived by Holders as provided in Section 513 prior to such 120th day), such additional interest will cease to accrue and the Securities will be subject to acceleration as provided above. The provisions of this paragraph will not affect the rights of Holders in the event of the occurrence of any other Event of Default. In the event the Company does not elect to pay the additional interest upon such Event of Default in accordance with this paragraph, the Securities will be subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 120 days after the occurrence of an Event of Default relating to the failure by the Company to comply with the obligation set forth in Section 704 in accordance with the immediately preceding paragraph, the Company must notify all Holders of each series of Securities, the Trustee for the Securities of such series and the Paying Agent for the Securities of such series of such election by delivering to the Trustee an Officers’ Certificate as provided below on or before the close of business on the date on which such Event of Default first occurs. Upon the Company’s failure to deliver such Officers’ Certificate or pay the additional interest specified in the immediately preceding paragraph, the Securities will be subject to acceleration as provided above.

If the Company elects to pay additional interest, the Company shall deliver to the Trustee an Officers’ Certificate to that effect stating that (i) the amount of such additional interest that is payable and (ii) the date on which such additional interest is payable. Unless and until a Responsible Officer of the Trustee receives such certificate, the Trustee may assume without inquiry that no additional interest is payable. If the Company has paid additional interest directly to the Persons entitled to it, the Company shall deliver to the Trustee an Officers’ Certificate setting forth the particulars of such payment.

At any time after such a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee for the Securities of any series as hereinafter in this Article provided, the Holders of a majority in principal amount of the Outstanding Securities of that series, by written notice to the Company and such Trustee, may rescind and annul such declaration and its consequences if:

(1) the Company has paid or deposited with such Trustee a sum sufficient to pay in the currency or currency unit in which the Securities of such series are payable (except as otherwise specified pursuant to Section 301 for the Securities of such series and except as provided in Section 311(c)):

(A) all overdue interest, if any, on all Securities of that series;

(B) the principal of, and premium, if any, on any Securities of that series which have become due otherwise than by such declaration of acceleration and interest thereon from the date such principal became due at a rate per annum equal to the rate borne by the Securities of such series (or, in the case of (i) OID Securities, the Securities’ Yield to Maturity or (ii) Indexed Securities, the rate determined in accordance with the specified terms of those Securities), to the extent that the payment of such interest shall be legally enforceable;

(C) to the extent that payment of such interest is lawful, interest upon overdue interest at a rate per annum equal to the rate borne by the Securities of such series (or, in the case of (i) OID Securities, the Securities’ Yield to Maturity or (ii) Indexed Securities, the rate determined in accordance with the specified terms of those Securities); and

(D) all sums paid or advanced by such Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of such Trustee, its agents and counsel and all other amounts due to such Trustee under Section 607;

and

(2) all Events of Default with respect to the Securities of such series, other than the nonpayment of the principal of Securities of that series which has become due solely by such acceleration, have been cured or waived as provided in Section 513.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

(C) Limitation on Liens. By replacing Section 1007(b) of the Original Indenture in its entirety as follows:

(b) The Company and/or any Subsidiary may create, assume or incur, or suffer to be created, assumed or incurred, liens which would otherwise be prohibited by Subsection (a) of this Section 1007, provided that the indebtedness secured thereby, plus the aggregate value of the Sale and Leaseback Transactions permitted by the provisions of Subsection (b) of Section 1008, does not at the time exceed 15% of Consolidated Net Tangible Assets.

(D) Sale and Leaseback Transactions. By replacing Section 1008(b) of the Original Indenture in its entirety as follows:

(b) The Company or a Subsidiary may enter into a Sale and Leaseback Transaction which would otherwise be prohibited by Subsection (a) of this Section 1008, provided that the value thereof plus the aggregate indebtedness permitted to be secured under the provisions of paragraph (b) of Section 1007 does not at the time exceed 15% of Consolidated Net Tangible Assets.

(E) Repurchase Upon Change of Control Triggering Event. By adding Section 1011 to the Original Indenture in its entirety as follows:

SECTION 1011 Repurchase Upon Change of Control Triggering Event.

(a) If a Change of Control Triggering Event occurs, each Holder of Notes may require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that Holder’s Notes pursuant to an offer (the “Change of Control Offer”) of payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of repurchase (a “Change of Control Payment”).

(b) Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company shall mail a notice to Holders describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

(c) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

(d) The Paying Agent shall promptly remit to each Holder of properly tendered Notes the Change of Control Payment for the Notes, and the Trustee shall promptly authenticate and deliver (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000.

(e) The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements set for an offer made by the Company, and the third party repurchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

(f) The Company shall comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended, Rule 14e-1 thereunder and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the provisions of this Section 1011, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under this Section 1011 by virtue of any such conflict.

(F) Redemption of Securities. By replacing Section 1101 of the Original Indenture in its entirety as follows:

SECTION 1101 Optional Redemption.

The Notes will be redeemable, in accordance with the form of Notes and this Article, on and after February 20, 2023, at the option of the Company, at any time and from time to time, either in whole or in part, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the Notes to be redeemed to but excluding the Redemption Date. If any provision of the form of Notes shall conflict with any provision of this Article, the provision of the form of Notes shall govern.

(G) Sinking Funds. Sections 1201 – 1203 shall not apply to the Notes. The Notes shall not be entitled to any sinking fund.

Section 2. The recitals and statements in this Fifth Supplemental Indenture are made by the Company only and not by the Trustee, and the Trustee makes no representation as to the validity or sufficiency of this Fifth Supplemental Indenture (other than with respect to the due authorization, execution and delivery of this Fifth Supplemental Indenture by the Trustee). All of the provisions contained in the Original Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes and of this Fifth Supplemental Indenture as fully and with like effect as if set forth herein in full.

Section 3. As supplemented hereby, the Original Indenture is in all respects ratified and confirmed, and the Original Indenture and this Fifth Supplemental Indenture shall be read, taken and construed as one and the same instrument and all references to Securities in the Original Indenture shall be deemed to refer also to the Notes unless the context otherwise provides.

Section 4. This Fifth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 5. In the event of a conflict between the terms and conditions of the Original Indenture and the terms and conditions of this Fifth Supplemental Indenture, then the terms and conditions of this Fifth Supplemental Indenture shall prevail; provided that if and to the extent that any provision of this Fifth Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included herein or in the Original Indenture by the Trust Indenture Act of 1939, as amended, such required provision shall control.

Section 6. All covenants and agreements in this Fifth Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 7. In case any provision in this Fifth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired hereby.

Section 8. Nothing in this Fifth Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties hereto and any Paying Agent, any Security Registrar and any Authenticating Agent for the Notes and their successors under the Indenture, and the Holders of the Notes any benefit or any legal or equitable right, remedy or claim under this Fifth Supplemental Indenture.

Section 9. This Fifth Supplemental Indenture may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture dated May 20, 2013 to be duly executed.

LORILLARD TOBACCO COMPANY, Issuer

By:	/s/ David H. Taylor
	Name:	David H. Taylor
	Title:	Executive Vice President, Finance and Planning and Chief Financial Officer

LORILLARD, INC., Guarantor

By:	/s/ David H. Taylor
	Name:	David H. Taylor
	Title:	Executive Vice President, Finance and Planning and Chief Financial Officer

Signature Page to Fifth Supplemental Indenture

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., Trustee

By:	/s/ Linda Garcia
	Name:	Linda Garcia
	Title:	Vice President

Signature Page to Fifth Supplemental Indenture

EXHIBIT A

FORM OF NOTE DUE 2023

REGISTERED

No.

LORILLARD TOBACCO COMPANY

3.750% Senior Notes due 2023

PRINCIPAL AMOUNT
$500,000,000
CUSIP NO. 544152 AG6
ISIN NO. US544152AG62

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY (THE “DEPOSITARY”) TO A NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

LORILLARD TOBACCO COMPANY, a Delaware corporation (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum of $500,000,000 on May 20, 2023 and to pay interest thereon from May 20, 2013 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on May 20 and November 20 in each year, commencing November 20, 2013 at the rate of 3.750% per annum until the principal hereof is paid or made available for payment.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be May 5 or November 5 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee for the Notes, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and interest on this Note will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America or in such Foreign Currency as applicable, as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear on the Securities Register or by wire transfer at such place and to such account at a banking institution in the United States as may be designated in writing to the Trustee at least 15 days prior to the date for payment by the person entitled thereto. All payments of principal, premium, if any, and interest in respect of this Note will be made by the Company in immediately available funds.

Additional provisions of this Note are contained on the reverse hereof, and such provisions shall have the same effect as though fully set forth in this place.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee for the Notes by manual signature, this Note shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, LORILLARD TOBACCO COMPANY has caused this instrument to be duly executed.

Dated: May 20, 2013	LORILLARD TOBACCO COMPANY

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated therein described in the within-mentioned Indenture.

Dated: May 20, 2013	THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

(Reverse of Note)

LORILLARD TOBACCO COMPANY

This Note is one of a series of the Senior Notes designated therein as 3.750% Notes due 2023 (the “Notes”). This Note is one of a duly authorized issue of debentures, notes or other evidences of indebtedness of the Company of the series hereinafter specified, which series is limited in aggregate principal amount to $500,000,000 (except as provided in the Indenture hereinafter mentioned), all such Notes issued and to be issued under the Indenture, dated June 23, 2009, as supplemented by the Fifth Supplemental Indenture, dated May 20, 2013, by and among the Company, Lorillard, Inc., as Guarantor, and The Bank of New York Mellon Trust Company, N.A., as Trustee (herein called the “Indenture”), to which Indenture and all other indentures supplemental thereto reference is hereby made for a statement of the rights and limitations of rights thereunder of the Holders of the Notes and of the rights, obligations, duties and immunities of the Trustee for each series of Notes and of the Company, and the terms upon which the Notes are and are to be authenticated and delivered. Each holder of a Note, by acceptance thereof, agrees to be bound by the terms of this Note and the within referenced Indenture.

Guarantee

The Notes have the benefit of the unconditional guarantee by the Guarantor to pay the principal of, and premium, if any, and interest, if any, on the Notes, according to the terms of and as more fully described in the Indenture and the related Guarantee Agreement executed by the Guarantor on the date hereof.

Optional Redemption

The Notes are subject to redemption as a whole or in part at any time on or after February 20, 2023, at the option of the Company, on not less than 30 nor more than 60 days’ prior notice given as provided in the Indenture, at the redemption price of 100% of the principal amount thereof, together with interest accrued and unpaid thereon to but excluding the date fixed for redemption.

Defeasance

The Indenture contains provisions for defeasance at any time of the entire principal of all the Notes of any series upon compliance by the Company with certain conditions set forth therein.

Events of Default

If an Event of Default (other than an Event of Default described in Section 501(4) or 501(5) of the Indenture as amended by the Fifth Supplemental Indenture) with respect to the Notes shall occur and be continuing, then either the Trustee or the Holders of not less than 25% in principal amount of the Notes then Outstanding may declare the entire principal amount of the Notes due and payable in the manner and with effect provided in the Indenture. If an Event of Default specified in Section 501(4) or 501(5) of the Indenture as amended by the Fifth Supplemental Indenture occurs with respect to the Company, all of the unpaid principal amount and accrued interest then Outstanding shall ipso facto become and be immediately due and payable in the manner with the effect provided in the Indenture without any declaration or other act by the Trustee or any Holder.

Notwithstanding anything in the immediately preceding paragraph to the contrary, to the extent elected by the Company, the sole remedy for an Event of Default relating to the failure by the Company to comply with the obligation to provide certain reports and information as set forth in Section 704 of the Indenture will, for the first 120 days after the occurrence of such an Event of Default, consist exclusively of the right for Holders to receive additional interest on the Notes equal to 0.25% per annum of the principal amount of the Notes. If the Company so elects, such additional interest will be payable in the same manner and on the same dates as the stated Interest Payment Dates on the Notes. The additional interest will accrue on all outstanding Notes from and including the date on which such Event of Default first occurs to, but not including, the 120th day thereafter (or such earlier date on which such Event of Default shall have been cured or waived by Holders as provided in Section 513 of the

Indenture). On such 120th day after such Event of Default (if the Event of Default relating to such obligation is not cured or waived by Holders as provided in Section 513 of the Indenture prior to such 120th day), such additional interest will cease to accrue and the Notes will be subject to acceleration as provided in the paragraph above. In the event the Company does not elect to pay the additional interest upon such Event of Default in accordance with this paragraph, the Notes will be subject to acceleration as provided in paragraph above.

Amendments

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Guarantor with the consent of the Holders of more than 50% in aggregate principal amount of the Outstanding Notes of each series of Notes then Outstanding affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Notes of any series at the time Outstanding, on behalf of the Holders of all the Notes of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences with respect to such series. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the transfer hereof or in exchange or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

Payment

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, place and rate, and in the coin or currency, herein and in the Indenture prescribed.

Transfer, Registration and Exchange

As provided in the Indenture and subject to certain limitations therein set forth, this Note is transferable on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company to be maintained for that purpose in the Borough of Manhattan, The City of New York, or at any other office or agency of the Company maintained for that purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by the Holder hereof or his or her attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form only in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000 or the equivalent amount thereof in the case of Notes denominated in a Foreign Currency or currency unit. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of a like tenor and of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company, the Trustee for the Notes and any agent of the Company or such Trustee may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note be overdue, and neither the Company, such Trustee nor any such agent shall be affected by notice to the contrary.

Certain of the Company’s obligations under the Indenture with respect to Notes may be terminated if the Company irrevocably deposits with the Trustee money or Government Obligations sufficient to pay and discharge the entire indebtedness on all Notes, as provided in the Indenture.

This Note shall for all purposes be governed by, and construed in accordance with, the laws of the State of New York.

Certain terms used in this Note which are defined in the Indenture have the meanings set forth therein. In the event of any conflict or inconsistency between any of the terms of this Note and any of the terms of the within referenced Indenture, the terms of the Indenture shall control.

FORM OF ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY NUMBER OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Name and address of Assignee, including zip code, must be printed or typewritten)

the within Note, and all rights thereunder, hereby irrevocably, constituting and appointing

Attorney to transfer the said Note on the books of Lorillard Tobacco Company with full power of substitution in the premises.

Dated:
NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Note in every particular, without alteration or enlargement or any change whatever.

EXHIBIT B

FORM OF GUARANTEE OF 3.750% SENIOR NOTES DUE 2023

GUARANTEE, dated May 20, 2013 (as amended from time to time, this “Guarantee”), made by Lorillard, Inc., a Delaware corporation (the “Guarantor”), in favor of The Bank of New York Mellon Trust Company, N.A., as trustee (“Trustee”) for the registered holders (the “Holders”) of the 3.750% Senior Notes due May 20, 2023 (the “Notes”) of Lorillard Tobacco Company, a Delaware corporation (the “Issuer”).

WITNESSETH:

SECTION 1. Guarantee. (a) The Guarantor hereby unconditionally guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the principal of, premium, if any, and interest on the Notes (the “Obligations”), according to the terms of the Notes and as more fully described in the Indenture dated June 23, 2009 (as amended by the Fifth Supplemental Indenture, dated May 20, 2013, the “Indenture”) by and among the Issuer, the Guarantor and the Trustee, and any other amounts payable by the Guarantor under the Indenture.

(b) It is the intention of the Guarantor that this Guarantee not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to this Guarantee. To effectuate the foregoing intention, the amount guaranteed by the Guarantor under this Guarantee shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Guarantor that are relevant under such laws, result in the Obligations of the Guarantor under this Guarantee not constituting a fraudulent transfer or conveyance. For purposes hereof, “Bankruptcy Law” means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.

SECTION 2. Guarantee Absolute. The Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Indenture, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Holders of the Notes with respect thereto. The liability of the Guarantor under this Guarantee shall be absolute and unconditional irrespective of:

(i) any lack of validity, enforceability or genuineness of any provision of the Indenture, the Notes or any other agreement or instrument relating thereto;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the Indenture;

(iii) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Obligations; or

(iv) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Issuer or a guarantor.

SECTION 3. Ranking. The Guarantor covenants and agrees that its obligation to make payments of the Obligations hereunder constitutes an unsecured obligation of the Guarantor ranking pari passu with all existing and future senior unsecured indebtedness of the Guarantor.

SECTION 4. Waiver; Subrogation. (a) The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to this Guarantee and any requirement that the Trustee, or the Holders of any Notes protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Issuer or any other Person or any collateral.

(b) The Guarantor hereby irrevocably waives any claims or other rights that it may now or hereafter acquire against the Issuer that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under this Guarantee or the Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Trustee, or the Holders of any Notes against the Issuer or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Issuer, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the cash payment in full of the Obligations and all other amounts payable under this Guarantee, such amount shall be held in trust for the benefit of the Trustee and the Holders of any Notes and shall forthwith be paid to the Trustee, to be credited and applied to the Obligations and all other amounts payable under this Guarantee, whether matured or unmatured, in accordance with the terms of the Indenture and this Guarantee, or be held as collateral for any Obligations or other amounts payable under this Guarantee thereafter arising. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Guarantee and that the waiver set forth in this Section 4 is knowingly made in contemplation of such benefits.

SECTION 5. No Waiver; Remedies. No failure on the part of the Trustee or any Holder of the Notes to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 6. Continuing Guarantee; Transfer of Interest. This Guarantee is a continuing guarantee and shall (a) remain in full force and effect until the earliest to occur of (i) the date, if any, on which the Guarantor shall consolidate with or merge into the Issuer or any successor thereto, (ii) the date, if any, on which the Issuer or any successor thereto shall consolidate with or merge into the Guarantor, (iii) payment in full of the Obligations, and (iv) the rating of the Issuer’s long term senior unsecured debt by Standard & Poor’s of A or higher, (b) be binding upon the Guarantor, its successors and assigns, and (c) inure to the benefit of and be enforceable by any Holder of Notes, the Trustee, and by their respective successors, transferees, and assigns.

SECTION 7. Reinstatement. This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by any Holder of the Notes or the Trustee upon the insolvency, bankruptcy or reorganization of the Issuer or otherwise, all as though such payment had not been made.

SECTION 8. Amendment. The Guarantor may amend this Guarantee at any time for any purpose without the consent of the Trustee or any Holder of the Notes; provided, however, that if such amendment adversely affects (a) the rights of the Trustee or (b) any Holder of the Notes, the prior written consent of the Trustee (in the case of (b), acting at the written direction of the Holders of more than 50% in aggregate principal amount of Notes) shall be required.

SECTION 9. Governing Law. This Guarantee shall be governed by, and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

LORILLARD, INC.

By:
Name:
Title: